EXHIBIT 5.1

REEDER & SIMPSON, P.C.

ATTORNEYS AT LAW

P.O. Box 601	RMI Tel.: +692-455-0560
RRE Commercial Center	Honolulu Tel.: +808-352-0749
Majuro, MH 96960 - Marshall Islands	Email: dreeder.rmi@gmail.com

September 3, 2025

C3is Inc.

331 Kifissias Avenue

Kifissia 14561

Athens, Greece

Re: C3is Inc. – Exhibit 5.1 Opinion

Ladies and Gentlemen:

We have acted as special Marshall Islands counsel to C3is Inc., a Republic of the Marshall Islands (the “RMI”) corporation (the “Company”), in connection with (i) the preparation of the Company’s Registration Statement on Form F-1 (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “Commission”), on September 3, 2025, including the preliminary prospectus that is part of the Registration Statement (the “Prospectus”); and (ii) the securities purchase agreement (the “Securities Purchase Agreement”) to be entered into by and between the Company and the purchasers party thereto. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), of US$10,000,000.00 of units (the “Units”), of the Company, each unit consisting of (x) one share of common stock, par value US$0.01 per share (the “Common Stock”), of the Company (collectively the “Unit Shares”), or one Pre-Funded Warrant to purchase one share of the Common Stock at an exercise price equal to US$0.00001 per share (collectively, the “Pre-Funded Warrants”), (y) one Class D Warrant to purchase one or more shares of Common Stock (collectively, the “Class D Warrants”), and (z) one Class E Warrant to purchase shares of Common Stock (collectively the “Class E Warrants,” together with the Pre-Funded Warrants and the Class D Warrants, the “Warrants, and the shares of Common Stock issuable upon exercise of the Warrants, the “Warrant Shares”)

As such counsel we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(a)	the Registration Statement and the Prospectus;

(b)	the forms of Class D Warrants, Class E Warrants, and Pre-Funded Warrants to be entered into by the Company;

(c)	The Securities Purchase Agreement;

(d)	the Articles of Incorporation of the Company (as amended to date, the “Articles”); and

(e)

such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Company we have deemed relevant and necessary as the basis for the opinions hereinafter expressed.

In such examination, we have assumed (a) the legal competence or capacity of persons or entities (other than the Company) to complete the execution of documents, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinions set forth herein are true, correct and complete, and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. As to matters of fact material to this opinion that have not been independently established, we have relied upon the representations and certificates of officers or representatives of the Company and of public officials, in each case as we have deemed relevant and appropriate. We have not independently verified the facts so relied on.

We have assumed that the Company will, at the time of any issuance of Warrant Shares, have a sufficient number of authorized but unissued shares of Common Stock pursuant to its Articles to so issue the relevant number of Warrant Shares. We have also assumed that, at or prior to the time of the delivery of any of the Warrant Shares, there will not have occurred any change in the law or the facts affecting the validity of the Warrant Shares.

This opinion letter is limited to RMI law as of the date hereof.

Based on the foregoing and have regard to the legal considerations which we deem relevant we are of the opinion that:

(1)	The Units, the Shares, the Warrants, and the Warrant Shares have been duly authorized by the Company.

(2)

The Shares, when issued, sold and paid for in accordance with the terms of the Registration Statement, the Prospectus, and the Securities Purchase Agreement, will be validly issued, fully paid and nonassessable.

(3)

Assuming each of the Warrants is issued and delivered as contemplated in the Prospectus, the relevant Warrant Shares, when issued, delivered and paid for upon exercise of such Warrants in accordance with their respective terms, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, the discussion of this opinion in the Registration Statement, and the references to our firm in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Act.

Very truly yours,

/s/ Dennis J. Reeder

Dennis J. Reeder

Reeder & Simpson, P.C.